Exhibit 99.1

Technical Communications Corporation Reports Results for the Second Fiscal Quarter Ended March 29, 2008

CONCORD, Mass.--(BUSINESS WIRE)--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for its second fiscal quarter ended March 29, 2008. For the second quarter of the Company’s 2008 fiscal year, the Company reported net income of $286,000 or $0.20 per share, on revenue of $1,659,000, as compared to $312,000 or $0.23 per share, on revenue of $1,288,000 for the quarter ended March 31, 2007. For the six months ended March 29, 2008, the Company reported net income of $1,039,000, or $0.75 per share, on revenue of $3,948,000, as compared to $195,000 or $0.14 per share, on revenue of $2,050,000 for the same period in fiscal 2007.

Included in net income for the quarters ended March 29, 2008 and March 31, 2007 is $(17,000), or $(0.01) per share and $(23,000), or $(0.02) per share respectively, in stock-based compensation expense.

Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “During the second fiscal quarter of 2008, TCC’s DSP9000 Radio Encryption product line shipped orders worth over $1,000,000 to five different customers located on four continents. The continued strong performance of our DSP9000 radio products reflects the growing market acceptance of TCC’s universal encryption system which provides high security between different radio brands. Employing TCC’s DSP9000 encryption solution for external and imbedded applications enables radio suppliers to offer robust, built-in encryption which can readily interoperate with other DSP9000 fielded equipment. We believe the universal, secure connectivity of the DSP9000 system provides a significant operational advantage to the users and a competitive marketing advantage to radio providers. TCC expects to continue its DSP9000 market expansion through direct contact with users as well as collaborative development with radio suppliers.”

“Shortly before the publication of this press release, TCC reported receipt of a significant contract for our military network encryptors. The US Army awarded TCC a $5,750,000 FMS (Foreign Military Sales) contract for supply of our DSD72A-SP Military Bulk Encryptors for delivery to the Government of Egypt (GoE) over the next 18 months. This contract continues expansion of the DSD72A-SP deployments in Egypt and provides important upgrades to fielded units. Egypt is a long-time customer of TCC who requires extremely robust security solutions to challenging network applications. We believe TCC has consistently met the needs of the GoE and expect to meet future requirements as the user deployments expand and upgrade.”

Mr. Guild continued, “TCC maintains a vigorous internal product development effort which is aimed at providing protocol agile interfaces and higher speed encryptors capable of operating on both microwave and fiber optic networks. We anticipate strong future demand for military network encryptors, giving TCC the opportunity to be in the competitive forefront with the winning technologies and features. Our engineering teams are working diligently to meet this challenge.”

In conclusion, Mr. Guild said, “TCC’s commitment to providing the radio and network encryption systems markets with superior products and services has resulted in the capture of significant contracts which has raised our current backlog to over $7,500,000. TCC’s product development and marketing teams continue to work aggressively to meet TCC’s goals for product superiority, customer satisfaction and corporate growth.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, and including statements about the Company’s ability to achieve and sustain growth and profitability, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended December 29, 2007 and the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 29, 2007.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter ended
	(unaudited)

	3/29/08	3/31/07
Net sales	$1,659,000	$1,288,000
Gross profit	1,104,000	969,000
S, G & A expense	538,000	408,000
Product development costs	306,000	268,000
Operating income	259,000	293,000
Net income	$286,000	$312,000
Net income per share:
Basic	$0.20	$0.23
Diluted	$0.17	$0.20

	Six Months ended
	(unaudited)

	3/29/08	3/31/07
Net sales	$3,948,000	$2,050,000
Gross profit	2,543,000	1,502,000
S, G & A expense	974,000	860,000
Product development costs	587,000	487,000
Operating income	983,000	155,000
Net income	$1,039,000	$195,000
Net income per share:
Basic	$0.75	$0.14
Diluted	$0.64	$0.13

Condensed consolidated balance sheets

	3/29/07	9/29/07
	(unaudited)

Cash	$3,106,000	$2,622,000
Accounts receivable, net	1,030,000	421,000
Inventory	1,856,000	1,908,000
Other current assets	73,000	96,000
Total current assets	6,065,000	5,047,000
Property and equipment, net	126,000	107,000
Total assets	$6,191,000	$5,154,000

Accounts payable	$116,000	$254,000
Accrued expenses and other current liabilities	534,000	712,000
Total current liabilities	650,000	966,000
Total stockholders' equity	5,541,000	4,188,000
Total liabilities and stockholders' equity	$6,191,000	$5,154,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com